Exhibit 16.1

MONEY MARKET OBLIGATIONS TRUST

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Money Market Obligations Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,	that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of reorganization of Fifth Third Prime Money Market Fund into Federated Prime Value Obligations Fund, a portfolio of the Trust; Fifth Third Institutional Money Market Fund into Federated Prime Cash Obligations Fund, a portfolio of the Trust; Fifth Third Institutional Government Money Market Fund into Federated Government Obligations Fund, a portfolio of the Trust; and Fifth Third U.S. Treasury Money Market Fund into Federated Treasury Obligations Fund, a portfolio of the Trust.

WITNESS the due execution hereof this 30th day of March, 2012.

\s\ John F. Donahue John F. Donahue	\s\ Peter E. Madden Peter E. Madden
\s\ Nicholas P. Constantakis Nicholas P. Constantakis	\s\ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
\s\ John F. Cunningham John F. Cunningham	\s\ Thomas M. O’Neill Thomas M. O’Neill
\s\ J. Christopher Donahue J. Christopher Donahue	\s\ John S. Walsh John S. Walsh
\s\ Maureen Lally-Green Maureen Lally-Green